Exhibit 10-N-9

Incremental Bonus Description

Due to tax deductibility restrictions under the Annual Incentive Compensation Plan (“AICP”), the Compensation Committee of the Board of Directors may create an “individual performance fund” that is paid at the sole discretion of the Committee in order to permit the Committee full discretion to recognize Named Executive Officers' individual performance.

The individual performance fund allows the Compensation Committee to provide a Named Executive Officer an individual performance bonus payout in an amount up to a maximum of 150% of the individual’s AICP award, less the amount of the AICP award.